November 11, 1997




CEL-SCI Corporation
66 Canal Center Plaza
Suite 510
Alexandria, Virginia  22314

This letter will constitute an opinion upon the legality of the sale by CELSCI Corporation (the "Company"), of up to 1,035,000 shares of Common Stock, up to 1,035,000 Series A Warrants, and up to 1,035,000 shares of common stock issuable upon the exercise of the Series A Warrants, all as referred to in the Registration Statement on Form S3 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the shares of Common Stock and Series A Warrants have been lawfully issued and such securities, when issued, will be fully paid and non-assessable. It is our further opinion that the shares of Common Stock issuable upon the exercise of the Series A Warrants will, when issued in accordance with the terms of the Series A Warrants, be lawfully issued and fully paid and nonassessable shares of the Company's Common Stock.


Very truly yours,
HART & TRINEN
William T. Hart



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